KPMG	KPMG LLP Suite 500 191 West Nationwide Boulevard Columbus, OH 43215-2568	Telephone: 614 249 2300 Fax 614 249 2348 Internet www.us.kpmg.com

Exhibit 16.1

July 23, 2004

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20539

Commissioners:

We have read the statements made by Banc One HELOC Trust 1999-1 (the “Trust”) which we understand will be filed with the Commission pursuant to Item 4 of Form 8-K as part of the Trust’s Form 8-K report dated as of July 1, 2004. We agree with the statements concerning our Firm in such Form 8-K, however our services to the Trust have not included the audit of any financial statements of the Trust.

Very truly yours,

/s/    KPMG LLP

Columbus, Ohio